Exhibit 99.1

Silverback Therapeutics Reports Second Quarter 2021 Financial Results and Provides Business Update

SEATTLE – August 12, 2021 – Silverback Therapeutics, Inc. (Nasdaq: SBTX) (“Silverback”), a clinical-stage biopharmaceutical company leveraging its proprietary ImmunoTAC technology platform to develop systemically delivered, tissue targeted therapeutics for the treatment of cancer, chronic viral infections, and other serious diseases, today reported financial results for the second quarter ended June 30, 2021 and provided a business update.

“The second quarter was notable for the significant progress we made across our entire pipeline of tissue-targeted therapies, with SBT6050, our HER2-TLR8 ImmunoTAC leading the way with continued robust enrollment in our Phase 1/1b study,” said Laura Shawver, Ph.D., chief executive officer of Silverback. “We are deeply appreciative of the patients, their families, and our clinical investigators who continue to contribute to the SBT6050-101 clinical trial, and we look forward to providing the first update of the clinical data at the ESMO conference in September.”

Recent Highlights

•

SBT6050 (HER2-TL8 ImmunoTAC) clinical abstract accepted for poster presentation at the European Society for Medical Oncology (“ESMO”) 2021 Annual Meeting. The presentation will provide an update on the monotherapy dose-escalation arm (Part 1) and the pembrolizumab combination dose-escalation arm (Part 3) of the SBT6050-101 Phase 1/1b study. Details of the upcoming ESMO poster presentation are as follows:

Title: “Interim results of a Phase 1/1b study of SBT6050 monotherapy and pembrolizumab combination in patients with advanced HER2-expressing or amplified solid tumors” Klempner, S., et al.

Poster Number: 209P

Session Date and Time: The ePoster will be released virtually on Thursday, September 16th at 8:30 AM Central European Summer Time / 2:30 AM Eastern Standard Time

•

Announced a clinical supply agreement with Regeneron to evaluate SBT6050 in combination with Libtayo® (cemiplimab), a PD-1 inhibitor. Under the terms of the agreement, Silverback will expand the ongoing Phase 1/1b trial to evaluate the combination of SBT6050 and Libtayo® in tumor-specific dose expansion cohorts, initially in HER2-expressing non-small cell lung and gastric cancers.

•

GLP toxicology study for SBT6290 (Nectin4-TLR8 ImmunoTAC) is nearing completion, with IND filing on track for the fourth quarter of 2021. Dosing was initiated in the GLP toxicology study in the second quarter and cGMP manufacturing of the drug product for Phase 1 clinical supply has been completed, with release testing in progress.

•

SBT8230 (ASGR1-TLR8 ImmunoTAC for chronic HBV) continues to advance through preclinical development with early CMC activities initiated including selection of the clone and creation of a master cell bank. The GLP toxicology study is expected to commence in the first quarter of 2022.

Second Quarter Financial Results

For the second quarter ended June 30, 2021, Silverback reported a net loss of $24.5 million, compared to a net loss of $6.5 million for the comparable period in 2020. For the six months ended June 30, 2021, Silverback reported a net loss of $43.4 million, compared to a net loss of $11.7 million for the comparable period in 2020. Included in the net losses for the three and six months ended June 30, 2021 were $4.7 million and $9.0 million of non-cash stock-based compensation compared to $128,000 and $175,000 for the same periods in 2020.

Research and development expenses for the second quarter ended June 30, 2021 were $17.7 million, compared to $5.1 million for the same period in 2020. Research and development expenses for the six months ended June 30, 2021 were $30.0 million compared to $9.5 million for the same period in 2020. The increases in the Company’s research and development expenses in 2021 were primarily attributable to the advancement of pipeline programs, including SBT6290 and SBT8230, through preclinical development and the continued clinical development of SBT6050. Silverback also incurred additional personnel-related expenses as operations grew in support of program advancements.

General and administrative expenses for the second quarter ended June 30, 2021 were $6.8 million, compared to $1.3 million for the same period in 2020. General and administrative expenses for the six months ended June 30, 2021 were $13.4 million, compared to $2.2 million for the same period in 2020. The increases in general and administrative expenses were primarily attributable to an increase in personnel-related expenses due to increased headcount in 2021, including new executives, as well as increases in salaries, bonuses, and stock-based compensation. The increases in general and administrative expenses were also due to an increase in legal fees, professional fees, and other various general and administrative expenses as we now operate as a public company.

As of June 30, 2021, Silverback reported cash and cash equivalents of $359.7 million, compared to $386.6 million at December 31, 2020, which is expected to fund operating expenses and capital expenditure requirements for at least the next 24 months.

About Silverback Therapeutics

Silverback Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on leveraging its proprietary ImmunoTAC technology platform to develop systemically delivered and tissue targeted therapeutics for the treatment of cancer, chronic viral infections, and other serious diseases. Silverback’s platform enables the strategic pairing of proprietary payloads that modulate key disease modifying pathways with monoclonal antibodies directed at specific disease sites. Initially, Silverback is creating a new class of targeted immuno-oncology agents that direct a TLR8 agonist myeloid cell activator to the tumor microenvironment in solid tumors to promote cancer cell killing. Silverback Therapeutics is located in Seattle, Washington. To learn more, visit www.silverbacktx.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, Silverback’s plans and ability to bring new treatments to patients in need, the progress and expected timing of Silverback’s drug development programs and clinical trials, the strength of Silverback’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Silverback may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, risks associated with the impact of the COVID-19 pandemic on our business and the global economy, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with losing key members of management and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties that Silverback faces, please refer to Silverback’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Silverback assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Miguel Arcinas

Silverback Therapeutics

(206) 736-7946

ir@silverbacktx.com

Media Contact:

Jason Spark

Canale Communications

(619) 849-6005

jason.spark@canalecomm.com

Silverback Therapeutics, Inc.

Condensed Balance Sheets

(in thousands, except share and par value data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$359,689	$386,569
Prepaid expenses and other current assets	3,338	4,087

Total current assets	363,027	390,656
Property and equipment, net	1,984	1,618
Restricted cash	350	350
Right-of-use asset	1,615	2,180

Total assets	$366,976	$394,804

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,805	$2,583
Accrued expenses	12,785	5,278
Term loan payable, net	—	844
Current portion of lease liability	958	896

Total current liabilities	15,548	9,601
Lease liability, net of current portion	1,778	2,326

Total liabilities	17,326	11,927

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.0001 par value per share; 10,000,000 shares authorized at June 30, 2021 and December 31, 2020; no shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized at June 30, 2021 and December 31, 2020, 34,998,372 and 34,801,537 shares issued, and 34,963,085 and 34,701,274 shares outstanding at June 30, 2021 and December 31, 2020, respectively	4	3
Additional paid-in capital	489,743	479,608
Accumulated deficit	(140,097)	(96,734)
Total stockholders’ equity	349,650	382,877

Total liabilities, and stockholders’ equity	$366,976	$394,804

Silverback Therapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$17,749	$5,126	29,988	$9,540
General and administrative	6,762	1,337	13,408	2,165

Total operating expenses	24,511	6,463	43,396	11,705

Loss from operations	(24,511)	(6,463)	(43,396)	(11,705)
Interest income (expense), net	15	(4)	33	(41)

Net loss and comprehensive loss	(24,496)	(6,467)	(43,363)	$(11,746)

Net loss per share applicable to common stockholders, basic and diluted	$(0.70)	$(9.65)	$(1.25)	$(17.54)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	34,876,050	670,451	34,825,281	669,742